SCHEDULE A
FEES
Designation of Christopher Lewis as Chief Compliance Officer of the Trust, the performance by Mr. Lewis of the duties and responsibilities required of such an officer for calendar years 2011 and 2012 at the annual rate as per the schedule below, billed monthly, payable in advance to ALARIC Compliance Services LLC, in full by wire transfer upon receipt.
     Annual Fee                      $110,000
The above mentioned fees specifically do not include the out-of-pocket expenses that the Trust agrees to reimburse to ALARIC, monthly, upon receipt of invoice and reasonable evidence of expenses, pursuant to the terms of Paragraph 4.
The fee schedule applies to the following portfolios of the Trust as well as to any additional portfolios that may be added to the Trust during calendar years 2011 and 2012:
The Value Equity Portfolio
The Growth Equity Portfolio
The Small Capitalization Equity Portfolio
The International Equity Portfolio
The Core Fixed Income Portfolio (formerly The Fixed Income II Portfolio)
The Fixed Income Opportunity Portfolio
The Short-Term Municipal Bond Portfolio
The Intermediate Term Municipal Bond Portfolio
The Institutional Value Equity Portfolio
The Institutional Growth Equity Portfolio
The Institutional Small Capitalization Equity Portfolio
The Institutional International Equity Portfolio
The Emerging Markets Portfolio
The Real Estate Securities Portfolio
The Commodity Related Securities Portfolio
The Intermediate Term Municipal Bond II Portfolio
The U.S. Government Fixed Income Securities Portfolio
The U.S. Corporate Fixed Income Securities Portfolio
The U.S. Mortgage/Asset Backed Fixed Income Securities Portfolio
Amended June 8, 2010 — Add The U.S. Government Fixed Income Securities Portfolio, The U.S. Corporate Fixed Income Securities Portfolio & The U.S. Mortgage/Asset Backed Fixed Income Securities Portfolio.
Amended October 21, 2010 — Reflect the name change of The Fixed Income II Portfolio to The Core Fixed Income Portfolio.
Amended June 14, 2011 — Reflect the resignation and appointment of Chief Compliance Office of the Trust and to remove The Fixed Income Portfolio.